Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, August 7, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its July project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	GPUs in partnership with Hewlett Packard Enterprises (HPE) are now available to reserve – At least 512 H100 SXM GPUs are now available at Soluna Cloud to support generative AI workloads.
●	Soluna Closes $30M Funding for Project Dorothy 2 – Spring Lane Capital leads financing for a 48 MW expansion of Soluna’s flagship behind-the-meter data center, Project Dorothy.
●	Additional funding for Soluna Cloud – Soluna Cloud has raised additional funding by $1.25 million, bringing the total to $13.75 million for its AI business.
●	Soluna Works with HPE to Deliver Sustainable Enterprise AI – The collaboration will power services to support AI training, tuning and customizing both small and large language models (LLMs) for customers, while marking a significant milestone towards achieving more environmentally friendly AI operations.
●	Customer Success - Soluna added team members and launched a new initiative focused on delighting and delivering exceptional customer experience.
●	CEO John Belizaire attended the HPE and AMD NYC Executive Panel – top banks, insurance companies, and life sciences companies discussed the critical considerations for deploying Generative AI, emphasizing its inevitable investment, data protection, transformational potential, ESG risk integration, the innovative use of renewable-powered data centers, and its extensive impact on all enterprise aspects.
●	CEO John Belizaire to speak at the 2024 Ai4 Conference – The panel “The AI Ecosystem: Hardware, Cloud, and Enterprise Integration” will take place on Wednesday, August 14 from 12:00 PM – 12:45 PM in Las Vegas, NV.

Key Project Updates:

Project Dorothy 1A (25 MW, Hosting) / Project Dorothy 1B (25 MW, Prop-Mining):

●	Completed the second month of the Four Coincident Peak Program (4CP) which persists through September. Our Maestro control system has continued to respond to increases in grid demand throughout the summer.
●	Infrastructure optimization efforts have been completed to protect equipment against the severe summer heat to include miner heat shielding, building insulation upgrades, and transformer fan kit installations.
●	Generated over $1.1 million in revenue during the first half of the year through our participation in ancillary services, marking a significant milestone in our energy market operations and revenue diversification plans.

Project Dorothy 2 (50 MW):

●	Construction contracts are executed and crews are being mobilized.
●	Power partner’s approval process is complete.
●	Spring Lane’s definitive documentation on recent financing is closed.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	Fleet upgrades have been completed for several customers to improve efficiency and utilize additional available capacity.

Project Kati (166 MW):

●	ERCOT planning update: we resubmitted a key study to take into account a change in distance from the substation.
●	Negotiations progressed with landowners for the site land lease.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023 for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com